Exhibit 99a(2)

LETTER OF TRANSMITTAL

COVANSYS CORPORATION

Letter of Transmittal

Participation Instructions:

1.	Complete this form, sign it, and fax it to (248) 488-0516 or deliver it to Kim Chartrand, Covansys Corporation, 32605 West Twelve Mile Road, Suite 120, Farmington Hills, Michigan 48334, USA as soon as possible, but in any event, it must be received by Kim Chartrand before 5:00 p.m. Eastern Time USA on December 13, 2002.

2.	Ensure that you receive confirmation of receipt from Covansys Stock Option Administration within 3 business days.

      Name: ___________________________________________________________________________

      Country Where Employed: ___________________________________________________________________________

      Social Security Number: ______________________________ (U.S. Employees Only)

      Covansys Employee ID Number: ______________________________ (If Applicable)

      I have received the letter from Marty Clague dated October 25, 2002, as well as the “Offer to Exchange Certain Outstanding Options to Purchase Common Stock under the Covansys Corporation 1996 Stock Option Plan” including the FAQ. I may elect to cancel any eligible options but if I cancel any options, I must cancel all options that were granted to me on or after May 1, 2002 under the 1996 Covansys Stock Option Plan. In return, Covansys will grant me replacement options, based on the exchange rate determined by using the Black-Scholes Valuation Model, which will be at least six months and one day from the cancellation date (the “replacement grant date”), provided that I am still employed by Covansys on that date and returned from any approved or unapproved leave of absence. The exercise price of the replacement options will be equal to the closing sales price of Covansys stock on such date. The replacement options will vest over a new 3 year period.

      The replacement options will be either incentive stock options or non-qualified stock options. Except for the strike price, the elimination of the company loan provision and changes to the exercise period for vested stock options, all of the terms of the replacement options will be substantially the same as the terms of the options being cancelled.

      I will not be eligible to receive any other options until the replacement grant date and I will not receive a grant during the remainder of 2002.

      Under certain circumstances set forth in the Offer to Exchange, Covansys may terminate or amend the offer and postpone its acceptance and cancellation of any options elected for exchange. In any such event, the options delivered herewith but not accepted for exchange will be returned to me.

      I have reviewed the list of my options that Covansys made available to me. I hereby give up my entire ownership interest in the options listed below, and I understand that they will become null and void on the date Covansys accepts my options for exchange. I acknowledge that this election is entirely voluntary. I also acknowledge that this election will be irrevocable on the date Covansys accepts my options for exchange. I also acknowledge that all of my outstanding options granted on or after May 1, 2002 will be cancelled automatically if elect to participate in the Offer to Exchange.

      I hereby make the following election(s) with regard to my eligible option grants:

      A.     Options Granted on or After May 1, 2002

____	I elect to cancel all outstanding options granted on or after May 1, 2002. (Partial elections are not permitted.)

      B.     Options Granted On or After May 1, 2002, PLUS Options Granted Before May 1, 2002

____	I hereby elect to cancel all outstanding options granted on or after May 1, 2002, and in addition I hereby elect to cancel the following outstanding options granted before May 1, 2002. (Please list only those options that you want to cancel):

           1. Option Granted on                               ,           .

           2. Option Granted on                               ,           .

           3. Option Granted on                               ,           .

           4. Option Granted on                               ,           .

Optionee’s Signature: ____________________________________________________________

Date: ____________________________________

2